Exhibit 99.1

Press Release

For Immediate Release

Company contact: Ronald Barnes, Chief Financial Officer, (307) 673-9710

PINNACLE GAS RESOURCES, INC. RECEIVES NOTIFICATION

FROM NASDAQ

SHERIDAN, Wyo., March 22/PRNewswire-FirstCall/ — Pinnacle Gas Resources, Inc. (PINN) announced today that on March 16, 2010, it received written notice from The Nasdaq Stock Market, Inc. that because the Company has not regained compliance with the $1.00 minimum bid price requirement in Listing Rule 5450(a)(1) by the March 16, 2010 expiration of the 180-day compliance period for this requirement, the Company’s common stock would be delisted from The Nasdaq Global Market unless the Company requests an appeal of this determination to a Nasdaq Hearings Panel (the “Panel”) no later than 4:00 p.m. Eastern Time on March 23, 2010.

On March 22, 2010, the Company requested such an appeal, which request automatically delayed the delisting of the Company’s common stock at least until the Panel issues a decision.  The Panel has the discretion to grant the Company up to 180 additional calendar days from its March 16, 2010 notice in which to satisfy the $1.00 per share bid price requirement.  There can be no assurance that the Panel will grant an extension or that the Company will be able to comply with the conditions of any extension by the Panel’s decision date or by the expiration of any extension the Panel grants.

About Pinnacle

Pinnacle Gas Resources, Inc. is an independent energy company engaged in the acquisition, exploration and development of domestic onshore natural gas reserves. It focuses on the development of coalbed methane (CBM) properties located in the Rocky Mountain region. Pinnacle holds CBM acreage in the Powder River Basin in northeastern Wyoming and southern Montana as well as in the Green River Basin in southern Wyoming. Pinnacle Gas Resources was founded in 2003 and is headquartered in Sheridan, Wyoming.

Safe Harbor

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding our financial position, business strategy, plans and objectives of management for future operations and the continued listing of our common stock on the Nasdaq Global Market are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “could,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the areas in which we conduct our business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

Company contact: Attention: Investor Relations, (307) 673-9710